Buying Agency and Sourcing Agreement

This Agreement made and entered into this fifteenth day of November, 2007 by and between Skins Inc.

(“Buyer”) and ATSCO, LLC having its principal offices at 500 Bodwell St. Ext., Avon, MA 02322 (“Agent”).

WHEREAS, the Buyer and Agent have been and/or intend to operate as Buyer and Buying and Sourcing Agent;

NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	Appointment.

This is a non-exclusive agreement.

Buyer hereby appoints Agent as the non-exclusive buying and sourcing agent to procure such merchandise as buyer may from time to time determine. Agent hereby accepts such appointment and agrees to use its best efforts in the performance of its duties, obligations and covenants hereunder. Agent’s appointment shall commence as of the date buying agency services were first rendered by Agent to Buyer or as of the date hereof, whichever is earlier and said appointment shall continue until this Agreement is terminated by Buyer or Agent as provided hereinbelow.

2.	Term.

The following document spells out the terms of an agreement between Atsco Footwear LLC and Skin Inc.

a.	It is agreed that the length of this agreement shall be for one (1) year, beginning November 15th, 2007 through November 15th, 2008 (the “Term”).

b.
It is also agreed that each party will, at its own option, have the right to extend this agreement under the same terms and conditions for an additional period of one (1) year, starting November 15th, 2008 through November 15th, 2009. The two parties will advise each other in writing of its intent to extend the existing agreement no less than thirty (30) days prior to the expiration of the existing agreement, and so on from year to year.

c.	It is agreed that each party will, at its own option, have the right to terminate this agreement at any time giving the other party three (3) months written notice.

d.
It is agreed that during the Term of this Agreement, Atsco Footwear LLC will be the non-exclusive sourcing and development agent of Skins Inc., as it applies to the Buying Agency and Sourcing Agreement between Atsco Footwear LLC and Skins Inc.

e.
It is understood and agreed that, notwithstanding the termination of this Agreement, the parties shall perform all of their respective obligations and agreements hereunder with respect to orders already placed by Agent for Buyer until the merchandise ordered has been delivered to Buyer.

3.	Commission and Fees. The following Commissions and Fees will apply:

Buyer agrees to pay Agent a commission of: 7% percent of first five Million dollars FOB and 5% percent above the five million dollars at FOB country of origin price for merchandise shipped to Buyer under any order placed for Buyer by Agent or subsequently placed directly with a factory as a reorder unless this agreement is terminated. Such commission shall be separately invoiced to Buyer by Agent and shall be payable in United States funds drawn on a United States bank upon receipt by Buyer of satisfactory evidence of shipment of such merchandise to Buyer. These commissions are not shared with any of the manufacturers involved in making shoes for the Buyer.

a.
All molds, equipment, and development fees, other than finished product (finished product is covered under the Buying Agency and Sourcing Agreement) will be paid for by Skins Inc. This will include an 7% commission fee.

b.	All samples (full pairs) will be billed out at a negotiated cost per pair, as it may vary from factory to factory.
c.
Skins Inc. will be responsible for all freight associated with shipping product, samples, or any development materials. Skins Inc. will provide a Federal Express Account number (or shipper of their choice) to Atsco Footwear LLC, for its providers and Atsco Footwear LLC to use on their behalf.

d.	Commission will be invoiced separately at time of all shipments to Skins Footwear LLC.

4.	Payment Terms.

a.	All invoices billed by Atsco Footwear LLC, to Skins Inc. will be paid Net 30 days.

5.	Agent’s Duties.

Agent hereby agrees with Buyer to perform the following services for Buyer:

a.	To provide market information, assistance and research for and on behalf of the buyer and not for any of the manufacturers involved in making shoes for the Buyer;

b.	To keep apprised of shipping conditions and availability of production to meet Buyer’s needs as hereinabove described;

c.	To identify export suppliers and/or suitable factories for the manufacture of merchandise at a price, in quantities and for delivery by dates acceptable to Buyer;

d.
To place orders on behalf of Buyer with export suppliers and/or manufacturers designated by Buyer from time to time upon written instruction from Buyer to Agent and to negotiate the price for such merchandise for the benefit of Buyer;

e.
Agent expressly does not make any representations or warranties regarding possible copyright or patent infringements on the products sourced on behalf of the Buyer and shall have no liability whatsoever regarding same. As importer of record, Buyer assumes all responsibility for US Customs regulations, copyright and or patent infringements.

f.
To follow up with export suppliers and/or manufacturers concerning the processing of Buyer’s orders until delivery of the ordered merchandise has been made and to keep Buyer advised of the status of all such orders;

g.	From time to time as requested by Buyer to collect samples of ordered merchandise and deliver the same to Buyer or its designee;

h.	To inspect samples of ordered merchandise for compliance with Buyer’s specifications;

i.
To obtain invoices, receipts and other suitable evidence from the export suppliers and/or manufacturers of merchandise ordered by Buyer and to verify information set forth on the same and their export invoices for such merchandise and submit the same to Buyer upon request;

j.
To procure and provide to Buyer, prior to exportation, all documentation, certificates, forms, statements and information appropriate and/or necessary for the exportation to and importation into the United States;

k.
To notify Buyer as quickly as practicable of any production or quality problems or of any other information or developments which may or will affect the timely and proper delivery of merchandise ordered pursuant hereto. Nothing contained herein is to be construed as a guarantee on the part of Agent that the orders shipped will, in fact, comply with all specifications designated in the orders, nor that the merchandise will be free of defects. The Agent assumes no liability resulting from among other items, strikes, non-availability of materials or production, government action or other conditions or occurrences beyond Agent’s control. It is expressly understood that it is not the financial responsibility of the Agent to cure such problems. The agent does however, warrant that it will exert its full efforts in the Buyer’s behalf to obtain full satisfaction in the form of credit, and/or refund from said manufacturer for any shipment not in accord with the specifications, or for any defective merchandise not detected prior to shipment;

l.
To disclose, in writing any direct or indirect ownership or joint ownership interest, by Agent, its officers or directors in any entity proposed by the Agent as a manufacturer or export supplier and to represent that agent is in no way being compensated, direct or indirectly, by any manufacturer or export supplier for any orders referenced herein.

m.
To help with technical and engineering issues as it pertains to the Skins and Bones product to best efforts. To assist in design and commercialization aspects in readying the product for market and to help in conducting fit and wear tests to ensure product integrity within our agreed upon responsibilities. Any outside charges for lab or consultants are to be paid for by Skins.

6.	Buyer’s Responsibilities.

Buyer hereby agrees with Agent as follows:

a.	To be responsible for payment of all orders placed by Agent for Buyer.;

b.
To be responsible for the disposition of or the costs thereof of any materials, molds or other associated items that are expressly purchased by the manufacturer or export supplier for use in production of footwear for the Buyer’s account;

c.	To pay all shipping, forwarding, handling and other reasonable and customary charges against the shipment of such merchandise to Buyer, including all customs duties accruing thereupon;

d.
To secure and maintain insurance on all merchandise from and after delivery by the manufacturer or export supplier of the merchandise to the F.O.B. foreign port of exportation or Buyer’s freight forwarder;

e.
Buyer shall have the right, upon reasonable notice during normal business hours, to inspect all facilities utilized by the export suppliers and/or manufacturers in connection with the manufacture and/or storage of the merchandise pursuant hereto and to examine said merchandise in process of manufacture and as finished products upon completion of manufacture. Agent hereby affirmatively agrees to assist Buyer wheresoever and howsoever necessary in the examination by Buyer of the merchandise and/or the facilities utilized in the manufacture and/or storage of the same.

7.	Prototype Samples, Fit Trials, and Samples.

All prototype samples (requested by Buyer), fit trials, confirmation samples and salesperson samples provided to Buyer pursuant to Section 4 shall be for the account of Buyer and Buyer shall reimburse or pay Agent for such samples. Samples shall be sent to Buyer in accordance with Buyer’s instruction, the cost of which shall be borne by Buyer, and Agent shall invoice Buyer accordingly.

8.	Claims.

a.
In the event that Buyer shall have a claim arising out of or in connection with any of the merchandise, handling, shipment, storage or any other event occurring after delivery of the merchandise by the manufacturer or export supplier to the F.O.B. foreign port of exportation or to Buyer’s freight forwarder or relating in any way to its manufacturer, Buyer, at its option, shall either submit the claim to the Agent in writing with full details of such claim or Buyer shall process the claim on its own behalf. If sent to the Agent, upon receipt thereof, Agent shall use its best efforts as agent to process the claim against the manufacturer or export supplier for Buyer’s account. These claims are against the manufacturer or export supplier and not against the Agent.

b.
In the event the Buyer shall have a claim arising out of the handling, shipment, storage or any other event occurring after delivery of the merchandise by the manufacturer or export supplier to the F.O.B. foreign port of exportation or to Buyer’s freight forwarder, Buyer shall resolve such claim directly with its insurer or any other appropriate party.

9.	Limitation of Powers.

a.
Except for the authority specifically granted by this Buying Agency Agreement, it is hereby agreed and understood by the parties hereto that Agent is neither the employee, general agent or legal representative of Buyer, but rather that Agent is an independent contractor acting exclusively on its own behalf.

b.	Buyer reserves sole and exclusive power and right to accept or reject purchases proposed by Agent.

10.	Buying Agent Status.

Agent, in executing this Agreement, certifies and warrants to Buyer that neither it nor its overseas affiliates will act as a seller of the merchandise and that it will not warehouse the merchandise, except for Buyer’s account and pursuant to Buyer’s specific instructions. Agent certifies and warrants that it does not, for its own account, have any ownership interest in, or any control or, or any financial interest in, any factories, manufacturers or export suppliers making merchandise for the account of Buyer, and those factories have no ownership interest in, or any control of, or any financial interest in Agent.

11.	Confidentiality.

All confidential information made available to either party by the other party hereto shall be kept confidential as a trade secret by the recipient thereof and its officers, directors, employees, agents and other personnel, and such information shall not, without the prior written consent of the other party, as the case may be, be divulged in any manner to any third party except to the extent that the disclosure of such information that shall become necessary in any litigation, or governmental investigation concerning the provisions of this Agreement and the conduct of the parties hereunder but under no circumstances without giving prior notice of the impending disclosure to the other side.

12.	Indemnity.

Indemnification: Skins Inc. agrees to indemnify, defend, and hold harmless Atsco Footwear LLC and/or its officers with respect to any liability or damages that may arise out of any breach or alleged breach of this Agreement occurring during the term of this agreement, or any negligence or mis-representation by Skin Shoes Inc.

Atsco Footwear LLC agrees to indemnify, defend, and hold harmless Skins Inc. and/or its officers with respect to any liability or damages that may arise out of any breach or alleged breach of this Agreement occurring during the term of this agreement, or any negligence or mis-representation by Atsco Footwear LLC.

13.	Miscellaneous. This letter of agreement….

a.	Represents the entire agreement and understanding of the parties hereto;
b.	Is executed by individuals authorized to sign for each party to the agreement and are empowered to bind that party;
c.	Shall be governed by and construed in accordance with the laws of the state of Massachusetts;
d.	May be amended or modified only by an instrument in writing mutually agreed to, and signed by both parties to this Agreement, and;
e.	Shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.	Execution.

IN WITNESS WHEREOF, the parties hereto executed this Agreement at the place and on the date set forth above.

Atsco Footwear LLC		Skins Inc.

By:	/s/Mark Itzkowitz	By:	/s/ Mark Klein

Date:	11/09/2007	Date:	11/28/2007

Name: Mark Itzkowitz		Name: Mark Klein
Title: President		Title: CEO/President
Address: 500 Bodwell St.		Address: 1115 Broadway Ave, 12th Floor
Avon, MA 02322		New York, New York 10010
Phone: 508-583-7600 ext. 307		Phone: 212-710-2714
E-Mail: marki@atscofootwear.com		E-Mail: mark@skinsfootwear.com